SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                         NCO PORTFOLIO MANAGEMENT, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    62885J108
                                    ---------
                                 (CUSIP Number)




                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_| Rule 13d-1(b)

                     |_| Rule 13d-1(c)

                     |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 11 Pages

---------------- -------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Whippoorwill Associates, Inc.
---------------- -------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a) [ ]
                                                                                                                     (b) [X]
---------------- -------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- -------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware, USA
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   5,007
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   5,007
---------------- -------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,007
---------------- -------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                    [ ]

---------------- -------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     0.0%
---------------- -------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     IA; CO
---------------- -------------------------------------------------------------------------------------------------------------------



---------------- -------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON                            Shelley F. Greenhaus

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------- --------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a) [ ]
                                                                                                                     (b) [X]
---------------- -------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- -------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   5,007
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   5,007
---------------- -------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,007
---------------- -------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                    [ ]

---------------- -------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0.0%
---------------- -------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     IN
---------------- -------------------------------------------------------------------------------------------------------------------



------------------- ----------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON                            David A. Strumwasser

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a) [ ]
                                                                                                                     (b) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY
------------------- ----------------------------------------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
------------------------------------ ------------- ---------------------------------------------------------------------------------
                                          5        SOLE VOTING POWER

                                                       0
             NUMBER OF
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
------------------------------------ ------------- ---------------------------------------------------------------------------------
                                          6        SHARED VOTING POWER

                                                       5,007
------------------------------------ ------------- ---------------------------------------------------------------------------------
                                          7        SOLE DISPOSITIVE POWER

                                                       0
------------------------------------ ------------- ---------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER

                                                       5,007
------------------- ----------------------------------------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        5,007
------------------- ----------------------------------------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                 [ ]

------------------- ----------------------------------------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        0.0%
------------------- ----------------------------------------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON

                        IN
------------------- ----------------------------------------------------------------------------------------------------------------



---------------- -------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON                            Vega Partners III, L.P.

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- -------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a) [ ]
                                                                                                                     (b) [X]
---------------- -------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware, USA
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   48
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   48
---------------- -------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     48
---------------- -------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                    [ ]

---------------- -------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0.0%
---------------- -------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     PN
---------------- -------------------------------------------------------------------------------------------------------------------



---------------- -------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON                            Vega Partners IV, L.P.

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- -------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a) [ ]
                                                                                                                     (b) [X]
---------------- -------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware, USA
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   58
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   58
---------------- -------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     58
---------------- -------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                    [ ]

---------------- -------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0.0%
---------------- -------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     PN
---------------- -------------------------------------------------------------------------------------------------------------------



---------------- -------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON                            Whippoorwill Profit Sharing Plan

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------- -------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a) [ ]
                                                                                                                     (b) [X]
---------------- -------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York, USA
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   4,815
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   4,815
---------------- -------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     4,815
---------------- -------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                    [ ]

---------------- -------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0.0%
---------------- -------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     EP
---------------- -------------------------------------------------------------------------------------------------------------------



           This statement on Schedule 13G (this "Statement") is being filed by Whippoorwill Associates, Inc. ("Whippoorwill") and relates to the Common Stock, par value $.01 per share (the "Common Stock"), of NCO Portfolio Management, Inc., a Delaware corporation (the "Issuer").

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           (a) Name of Issuer: NCO Portfolio Management, Inc.
           (b) Address of Issuer's Principal Executive Offices:

               1705 Whitehead Road
               Baltimore, Maryland 21207-4004

ITEM 2.  PERSON FILING:

           (a) Name of Person Filing: Whippoorwill Associates, Inc.; Shelley F. Greenhaus ("Mr. Greenhaus"), as a principal, President and Managing Director of Whippoorwill; David A. Strumwasser ("Mr. Strumwasser"), as a principal, Managing Director and General Counsel of Whippoorwill; Vega Partners III, L.P.; Vega Partners IV, L.P.; and Whippoorwill Profit Sharing Plan.

           (b) Address of Principal Business Office or, if none, Residence:

               The principal business address of Whippoorwill is 11 Martine Avenue, White Plains, New York 10606. The principal business address of Mr. Greenhaus, Mr. Strumwasser, Vega Partners III, L.P., Vega Partners IV, L.P., and Whippoorwill Profit Sharing Plan is c/o Whippoorwill.

           (c) Citizenship:

               Whippoorwill - Delaware
               Mr. Greenhaus - United States
               Mr. Strumwasser - United States
               Vega Partners III, L.P. - Delaware
               Vega Partners IV, L.P. - Delaware
               Whippoorwill Profit Sharing Plan - New York

           (d) Title of Class of Securities: Common Stock, $.01 par value

           (e) CUSIP Number: 62885J108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)  [ ] Broker or dealer registered under Section 15 of the Exchange Act.

(b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

ITEM 4(A):  AMOUNT BENEFICIALLY OWNED:

Whippoorwill may be deemed to be the beneficial owner of 5,007 shares of Common Stock held for the account of various limited partnerships, a trust and third party accounts for which Whippoorwill has discretionary authority and acts as general partner or investment manager.

Messrs. Greenhaus and Strumwasser may each be deemed to be the beneficial owner of 5,007 shares of Common Stock deemed to be beneficially owned by Whippoorwill as referred to above. Mr. Greenhaus is a principal, President and Managing Director of Whippoorwill; and Mr. Strumwasser is a principal, Managing Director and General Counsel of Whippoorwill.

Vega Partners III, L.P., Vega Partners IV, L.P., and Whippoorwill Profit Sharing Plan may be deemed to be the beneficial owners, respectively, of 48, 58 and 4,815 shares of Common Stock deemed to be beneficially owned by Whippoorwill as referred to above.


ITEM 4(B):  PERCENT OF CLASS:

           0.0%


ITEM 4(C):  Number of shares as to which Whippoorwill has:

          (i) sole power to vote or direct the vote: 0
          (ii) shared power to vote or to direct the vote: 5,007
          (iii) sole power to dispose of or to direct the disposition of: 0
          (iv) shared power to dispose of or to direct the disposition of: 5,007

Number of shares as to which Mr. Greenhaus has:

          (i) sole power to vote or direct the vote: 0
          (ii) shared power to vote or to direct the vote: 5,007
          (iii) sole power to dispose of or to direct the disposition of: 0
          (iv) shared power to dispose of or to direct the disposition of: 5,007

Number of shares as to which Mr. Strumwasser has:

          (i) sole power to vote or direct the vote: 0
          (ii) shared power to vote or to direct the vote: 5,007
          (iii) sole power to dispose of or to direct the disposition of: 0
          (iv) shared power to dispose of or to direct the disposition of: 5,007

Number of shares as to which Vega Partners III, L.P. has:

          (i) sole power to vote or direct the vote: 0
          (ii) shared power to vote or to direct the vote: 48
          (iii) sole power to dispose of or to direct the disposition of: 0
          (iv) shared power to dispose of or to direct the disposition of: 48

Number of shares as to which Vega Partners IV, L.P. has:

          (i) sole power to vote or direct the vote: 0
          (ii) shared power to vote or to direct the vote: 58
          (iii) sole power to dispose of or to direct the disposition of: 0
          (iv) shared power to dispose of or to direct the disposition of: 58

Number of shares as to which Whippoorwill Profit Sharing Plan has:

          (i) sole power to vote or direct the vote: 0
          (ii) shared power to vote or to direct the vote: 4,815
          (iii) sole power to dispose of or to direct the disposition of: 0
          (iv) shared power to dispose of or to direct the disposition of: 4,815

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           As of the date hereof Whippoorwill has ceased to be the beneficial owner of more than 5% of the Common Stock.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Clients of Whippoorwill have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock reported as beneficially owned by Whippoorwill. None of such clients or any limited partnerships or funds over which Whippoorwill has discretionary authority hold more than 5% of the Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.  CERTIFICATION.

           (a) N/A

           (b) N/A

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 24, 2003              WHIPPOORWILL ASSOCIATES, INC.


                                   /s/  Shelley F. Greenhaus
                                   ---------------------------------------------
                                   Name:  Shelley F. Greenhaus
                                   Title:  Managing Director



Date:  March 24, 2003              /s/  Shelley F. Greenhaus
                                   ---------------------------------------------
                                   Shelley F. Greenhaus


Date:  March 24, 2003              /s/ David A. Strumwasser
                                   ---------------------------------------------
                                   David A. Strumwasser


Date:  March 24, 2003              VEGA PARTNERS III, L.P.,

                                   By:  WHIPPOORWILL ASSOCIATES, INC., as agent


                                   /s/  Shelley F. Greenhaus
                                   ---------------------------------------------
                                   Name:  Shelley F. Greenhaus
                                   Title:  Managing Director



Date:  March 24, 2003              VEGA PARTNERS IV, L.P.

                                   By:  WHIPPOORWILL ASSOCIATES, INC., as agent


                                   /s/  Shelley F. Greenhaus
                                   ---------------------------------------------
                                   Name:  Shelley F. Greenhaus
                                   Title:  Managing Director



Date:  March 24, 2003                  WHIPPOORWILL PROFIT SHARING PLAN


                                    /s/  Shelley F. Greenhaus
                                   ---------------------------------------------
                                       Name:  Shelley F. Greenhaus
                                       Title:  Managing Director